EXHIBIT 99.1

News

MGE Energy Reports Third-Quarter Earnings

Madison, Wis., Nov. 5, 2020—MGE Energy, Inc. (Nasdaq: MGEE) today reported financial results for the third quarter of 2020.

MGE Energy’s earnings for the third quarter of 2020 were $31.8 million, or 88 cents per share, compared to $30.7 million, or 88 cents per share, for the same period in the prior year.

During the third quarter of 2020, electric net income increased $1.0 million compared to the same period in the prior year. This increase was primarily due to AFUDC equity earned from the construction of Two Creeks and Badger Hollow I and II as well as savings in operating and maintenance costs. AFUDC equity for the Two Creeks and Badger Hollow I and II solar projects increased $0.9 million compared to the same period in the prior year.  The Two Creeks and Badger Hollow solar projects will provide MGE electric customers with renewable energy, advancing the company’s commitment to achieving net-zero carbon electricity for all customers by 2050. A foundational objective in MGE’s ongoing transition toward deep decarbonization is ensuring all customers benefit from new technologies and greater sustainability.

COVID-19 and associated governmental regulations led to a reduction of retail sales and negatively impacted electric earnings in the third quarter of 2020. Electric commercial retail sales dropped approximately 8% in the third quarter of 2020 compared to the same period in the prior year. However, ongoing remote work arrangments contributed to higher electric residential sales, which partially mitigated the impact of COVID-19. Third quarter electric residential sales increased by approximately 9% compared to the third quarter of 2020.

Gas net income in the third quarter of 2020 remained relatively flat compared to the third quarter of 2019.

The situation around the COVID-19 pandemic remains fluid. We have been subject to, and are following, local, state and federal public health and safety regulations and guidance to address the pandemic. We have operated continuously throughout the pandemic and have not suffered any material disruptions in service or employment. We continue to monitor the situation and manage our response.

MGE Energy, Inc.
(In thousands, except per share amounts)
(Unaudited)

Three Months Ended September 30,	2020	2019
Operating revenue	$135,211	$138,198
Operating income	$38,325	$38,738
Net income	$31,794	$30,657
Earnings per share (basic and diluted)	$0.88	$0.88
Weighted average shares outstanding (basic and diluted)	36,163	34,668

Nine Months Ended September 30,	2020	2019
Operating revenue	$402,124	$427,914
Operating income	$91,284	$89,032
Net income	$76,622	$70,212
Earnings per share (basic and diluted)	$2.16	$2.03
Weighted average shares outstanding (basic and diluted)	35,427	34,668

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 155,000 customers in Dane County, Wis., and purchases and distributes natural gas to 163,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements include the risks and uncertainties related to the COVID-19 pandemic. Such forward-looking statements are based on MGE Energy’s current expectations, estimates and assumptions regarding future events, which are inherently uncertain. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to revise or update publicly any such forward-looking statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to our business in general, please refer to the “Risk Factors” sections in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q during the three and nine months ended September 30, 2020, filed with the Securities and Exchange Commission.

Contact:	Steve B Schultz Corporate Communications Manager 608-252-7219 | sbschultz@mge.com Ken Frassetto Investor Relations 608-252-4723 | kfrassetto@mge.com